Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Confidential Separation Agreement and Release of Claims (the “Agreement”) is entered into by and between Liquidmetal Technologies, Inc., a Delaware corporation (“Company”) and Ricardo Salas (“Executive”) as of August 21, 2015. Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.      The Company and Executive have agreed that Executive’s employment with the Company will terminate as set forth herein.

B.     The Company has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement to ensure a smooth transition of Executive’s duties and on-going projects.

NOW, THEREFORE, in consideration of the foregoing facts and the promises, covenants and releases, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1.      Termination. August 20, 2015 was Executive’s last day of employment with the Company (the “Termination Date”), which date is the “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). Effective as of the Termination Date, Executive shall no longer be employed by the Company or any of its direct or indirect subsidiaries. Effective as of the Termination Date, Executive hereby resigns from all positions (including any board positions) he now holds with any direct or indirect subsidiary of the Company. Concurrently with the execution of this Agreement, Executive also hereby resigns from the Board of Directors of the Company (the “Board”). Executive acknowledges that he has received payment for all accrued but unpaid salary and accrued but unused vacation pay owed to him through the Termination Date.

2.     Benefits. Executive’s regular coverage under the Company’s group medical insurance benefits will end on the last day of the month in which the Termination Date occurs. Regardless of signing this Agreement, Executive may elect to continue receiving group medical insurance coverage by timely electing continuation coverage under the federal “COBRA” law, 29 U.S.C. § 1161 et seq., and any state law equivalent, including Cal-COBRA, as provided under those laws. As part of the severance benefits described in Section 4 below, if Executive signs this Agreement, does not revoke it, and elects to continue such coverage, then, provided Executive does not breach this Agreement, the Company will reimburse him (subject to applicable tax withholdings) for the premium costs for such continued coverage for up to nine months following the Termination Date, if Executive remains eligible for this continuation coverage. Thereafter, Executive will be solely responsible for all premium costs for as long as, and to the extent that, Executive remains eligible for this continuation coverage. Executive should consult the materials to be provided by the Company for details regarding electing continuation benefits. All other employee benefits will end on the Termination Date.

3.      Consulting Services. As partial consideration for the severance benefits set forth in Sections 2 and 4 of this Agreement, Executive agrees to make himself available to consult with the Company for up to three hours per week, if so requested by the Company, at such times as may be mutually agreed by Executive and the Company. Executive shall not be entitled to any compensation for his services under this Section 3 other than the severance benefits described in Sections 2 and 4 of this Agreement, unless the services exceed three hours in any one week. For any consulting services in excess of three hours in any one week, the Company shall pay Executive additional compensation at an hourly rate equal to his annual salary as of the Termination Date divided by 2080. Executive must submit written invoices for his services to the Company on a monthly basis, not later than 15 days after the close of the applicable month, to the extent he worked in excess of three hours in any one week.

4.      Severance Arrangements.

 (a)     Provided that Executive signs this Agreement within 21 days after he receives it, and provided he does not revoke the release contained in this Agreement (as described in Section 17 below), the Company will provide Executive with the benefits described in this Section and the COBRA reimbursement described in Section 2. If Executive does not sign this Agreement or signs and revokes this Agreement within such seven (7) day time period, or if he otherwise breaches this Agreement, he will have no right to receive any post-termination severance pay, continued stock award vesting or reimbursement of benefit costs from the Company or any of its affiliates, under this Agreement or otherwise. By signing and returning this Agreement, Executive will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in this Agreement, including without limitation, the release of claims set forth in Section 5 below.

 (b)     Until the earlier of (i) May 14, 2016 and (ii) the date Executive breaches this Agreement (such earlier date, the “End Date”), the Company will continue Executive’s salary at its rate in effective on the Termination Date. Salary continuation payments will be paid in accordance with the Company’s normal payroll practices, and all such salary continuation payments will be net of withholding taxes consistent with the amounts the Company withheld from Executive’s salary in the three months prior to the Termination Date.

 (c)     Executive has previously been granted stock options and other compensatory equity awards under the Company’s 2002 Equity Incentive Plan, 2012 Equity Incentive Plan and 2015 Equity Incentive Plan (the “Plans”) as set forth on Exhibit A (the “Affected Awards”). Provided Executive (i) continues to make himself available for consulting services as contemplated by Section 3 and (ii) has not otherwise breached this Agreement, the Company will permit Executive to continue to vest in the Affected Awards at the regular monthly rate of vesting set forth in the award agreements, until the End Date. All Affected Awards will terminate, and cease to be exercisable, on the End Date. Executive agrees and confirms that he is not entitled to any stock options or other equity awards other than the Affected Awards set forth on Exhibit A. Executive understands that the continued vesting of such Affected Awards and his ability to exercise such Affected Awards after the Termination Date is contingent upon Executive’s continued compliance with all his obligations under this Agreement and shall be further subject to the provisions of Section 6.

5.      Release and 1542 General Release.

 (a)     In consideration for the Company’s agreement to provide Executive the severance arrangements pursuant to Sections 2 and 4 above, Executive hereby fully, forever, irrevocably and unconditionally releases and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now may have against the Released Parties, including, but not limited to, any arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the California Family Rights Act, Cal. Gov’t Code § 12945.2 and § 19702.3, the California Equal Pay Law, Cal. Labor Code § 1197.5 et seq., the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq. and the California Family and Medical Leave Law, Cal. Labor Code §§ 233, 7291.16 and 7291.2, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options (except for those Affected Awards set forth on Exhibit A, to the extent they continue to vest and remain outstanding as set forth in Section 4), and any claim or damage arising out of his employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

 (b)     Executive understands and agrees that the claims released in this Section 5 include not only claims presently known to him, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 5. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California and under any similar statute of any other state. Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the foregoing, to the extent Executive is entitled to indemnification under an indemnification agreement between Executive and the Company, the releases and waivers set forth in this Agreement do not excuse and shall not apply to Company’s obligations benefiting Executive to which Executive might otherwise be entitled to under any such indemnification agreement.

6.      Covenants of the Executive. In consideration of the benefits provided to Executive under this Agreement, to which he is not otherwise entitled, Executive covenants and agrees with the Company that he will do (or refrain from doing, as the case may be) the following:

 (a)     Executive will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity (including stockholders of the Company) regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

 (b)     Executive shall not nominate or propose himself, nor permit himself to be nominated or proposed by any other person or group of persons, for election or appointment to the Board at any time on or prior to December 31, 2017. In the event that any person or group of persons (a “Proposer”) nominates or proposes any person for election or appointment to the Board who has not been so nominated or proposed by the Board prior to the earlier of (i) the time the Proposer notifies the Board that the Proposer intends to nominate or propose such a person or (ii) the time at which a Proposer makes a public announcement of its intent to so nominate or propose such a person to the Board prior to December 31, 2017, Executive shall refrain from consulting with, advising, participating with, supporting, encouraging, or endorsing in any manner any such Proposer or any such nomination or proposal.

 (c)     Executive acknowledges that he signed an “Employee Obligation Agreement” with the Company dated January 2, 2014 (the “Employee Agreement”). Executive agrees that the Employee Agreement shall remain in full force and effect after the Termination Date.

Executive agrees that if he breaches this Agreement, including but not limited to any of the covenants set forth in this Section 6, his right to the severance benefits in this Agreement, including the salary continuation payments in Section 4, the continued vesting of his equity awards in Section 4 and the reimbursement of his COBRA premiums in Section 2, shall all be forfeited and (x) to the extent any of such benefits have not already been delivered to or credited to him, all rights to any remaining benefits shall immediately cease, (y) to the extent any salary continuation payments or COBRA reimbursement payments have been made to him, he agrees to repay them all to the Company upon demand and (z) all equity awards that he holds shall immediately terminate and, as applicable, shall not thereafter be exercisable by him.

7.      Covenant of the Company. The Company understands and agrees that it will not make any false, disparaging or derogatory statements about Executive to any media outlet.

8.      Return of Company Property. Executive hereby confirms that he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in his possession or control, has left intact all electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and has retained no copies (either paper or electronically stored or created) of any Confidential Information or Proprietary Items (as those terms are used in the Employee Agreement) in his possession, control or in a manner that would be retrievable by him following his separation from employment. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

9.      Business Expenses and Compensation. Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company through the date of this Agreement, except for any accrued but unpaid salary and accrued but unused vacation owed to him on his Termination Date. Executive agrees that except for such accrued but unpaid amounts, and except for the severance benefits to be provided under this Agreement, he has been paid all earned and accrued wages and compensation.

10.    Tax Reporting; Disclaimer of Tax Advice. Executive acknowledges and agrees that Company, and its respective agents, representatives, employees and attorneys, have made no representations to him regarding the tax consequences of any amounts received pursuant to this Agreement. Executive acknowledges and agrees that he is solely and individually responsible for his own tax reporting, payments and liabilities and if the tax characterization with regard to any cash amounts or stock options or other equity awards received pursuant to this Agreement is challenged by any governmental taxing authority, he shall indemnify, hold harmless and defend Company, and any attorney, agent or employee thereof, from any and all claim, tax liability, related interest or penalties, costs and expenses, including attorneys’ fees, caused by or which may be levied upon the Company as a result of the payment of any amounts paid by the Company under this Agreement. The Parties further agree that the terms of this Agreement are not contingent upon any particular tax characterization of the payment described in this Agreement. Executive agrees that neither the Company (or any agent, representative, employee or attorney thereof) has any duty to defend against any tax claim, levy or assessment, whether or not such tax claim, levy or assessment is based on existing tax law and regulations or as such laws or regulations may in the future be amended, or interpreted by the taxing authorities.

11.    Amendment. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

12.    Waiver of Rights. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.   Validity. Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.    Nature of Agreement. Executive and the Company each agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

15.   Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement. Executive affirms that he fully understands the meaning and intent of this Agreement. Executive further states and represents that he has carefully read this Agreement, including Exhibit A and the Employee Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16.    Cooperation. The Parties hereto agree, without further consideration, to execute and perform such other documents and acts as are reasonably required in order to facilitate the terms of this Agreement, and the intent thereof, and to cooperate in good faith in order to effectuate the provisions of this Agreement, including without limitation, the protection or assignment of intellectual property rights described in the Employee Agreement.

17.   Older Workers Benefits Protection Act Disclosure and Waiver. Executive is over the age of forty (40) years, and in accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), he acknowledges that:

 (1)     He has been advised in writing to consult with an attorney prior to executing this Agreement, and has had the opportunity to do so;

 (2)     He is aware of certain rights to make claims for age discrimination to which he may be entitled under the Act, and understands that by signing this Agreement he is giving up any rights to assert or sue for such claims;

 (3)     In exchange for executing this Agreement and the release it contains, he will receive the cash severance benefits described in Section 4, the continued COBRA premiums under Section 2 and the continued vesting of his Affected Awards under Section 4, to none which he would otherwise be entitled;

 (4)     By signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement;

 (5)     He has been given a period of at least twenty-one (21) days to consider this Agreement, and understands that if he revokes this Agreement (as described below), he will not receive the severance benefits described in Sections 2 and 4 above. If Executive is signing this Agreement after less than twenty-one (21) days review, he acknowledges that he is doing so voluntarily and expressly waiving his right to take twenty-one (21) days to review it; and

 (6)     Executive further acknowledges that he will have a period of seven (7) days from the date of execution in which to revoke this Agreement by written notice to Thomas Steipp, CEO of Company. In the event Executive does not exercise his right to revoke this Agreement, the release and waivers given above shall become effective on the date immediately following the seven (7) day revocation period described above. If Executive exercises his right to revoke this Agreement, Company shall have no obligations to (i) pay the cash severance benefits described in Section 4, (ii) pay the continued COBRA premiums under Section 2 or (iii) permit the continued vesting of his Affected Awards beyond the Termination Date.

18.    Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.

19.   Notification of New Employer. Executive hereby grants consent to notification by the Company to any new employer of Executive about his rights and obligations under this Agreement.

20.   Attorneys Fees. In the event of any dispute concerning this Agreement, the prevailing Party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such Party may be entitled.

21.   Entire Agreement. This Agreement, including Exhibit A, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements and commitments in connection therewith.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

“COMPANY”		“EXECUTIVE”

Liquidmetal Technologies, Inc., a Delaware corporation

By:	/s/ Thomas Steipp	/s/ Ricardo Salas
Thomas Steipp		Ricardo Salas
Its:	Chief Executive Officer

EXHIBIT A

EQUITY AWARDS

Employee Last Name	Employee First Name	Plan Name	Grant Name	Award Type	Grant Date	Grant Price		At Period End
								Exercisable	Outstanding
Salas	Ricardo	2002 Equity Plan	07/12/2010 - Incentive (ISO) - $0.1240	Options (ISO)	12-Jul-2010	$0.124	USD	300,000	300,000
Salas	Ricardo	2012 Equity Plan	02/06/2013 - Incentive (ISO) - $0.0800	Options (ISO)	06-Feb-2013	$0.08	USD	33,333	533,334
Salas	Ricardo	2012 Equity Plan	2014 Refresher Grant	Options (ISO)	05-Feb-2014	$0.29	USD	300,000	1,000,000
Salas	Ricardo	2015 Equity Incentive Plan	2015 Refresher Grant-Management	Options (NQ)	27-Jan-2015	$0.14	USD	0	1,200,000